Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2026 SECOND QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, January 22, 2026 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for the fiscal 2026 second quarter ended December 31, 2025.

FISCAL 2026 SECOND QUARTER RESULTS

●	Net Sales of $147.0 million
●	Net Income $6.3 million; Adjusted Net Income $8.4 million
●	Diluted EPS of $0.20; Adjusted Diluted EPS of $0.26
●	EBITDA of $12.1 million; Adjusted EBITDA of $13.4 million
●	Free Cash Flow of $23.3 million
●	Ratio of net debt to TTM Adjusted EBITDA of 0.4x

LSI reported sales of $147.0 million, even with the prior year period, successfully offsetting the impact of fiscal 2025 results which included elevated, event driven sales related to disruption in the grocery vertical. Demand in the grocery vertical returned to seasonal levels in the second quarter of fiscal 2026, which supports higher seasonal activity quarters moving forward.

The Company reported net income of $6.3 million, or $0.20 per diluted share in the second quarter, while adjusted net income was $8.4 million or $0.26 per adjusted diluted share. Fiscal second quarter adjusted EBITDA was $13.4 million or 9.1% of net sales, an increase versus the prior-year period, as improved productivity, price optimization, and disciplined expense management combined to offset raw materials cost inflation.

The Company generated strong free cash flow of $23.3 million in the fiscal second quarter, driven by profitability and sustained working capital discipline. LSI reduced its total debt outstanding by $22.7 million in the fiscal second quarter, resulting in a ratio of net debt to trailing twelve-month adjusted EBITDA of 0.4x as of December 31, 2025. LSI exits the second quarter with cash and availability on its credit facility totaling $103.4 million

The Company declared a regular cash dividend of $0.05 per share payable on February 10, 2026, to shareholders of record on February 2, 2026.

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

MANAGEMENT COMMENTARY

“The strength of our diversified, solutions-based model was evident in the second quarter, enabling LSI to deliver solid performance despite a challenging prior-year comparison”, stated James A. Clark, President and Chief Executive Officer of LSI. “Double-digit sales growth within our Lighting segment, continued execution of large project activity in Display Solutions, sustained profitability, and strong free cash generation, underscore the durability and resiliency of our operating model,” continued Clark.

“We exit the fiscal second quarter with an extremely healthy balance sheet. Free cash flow for the quarter was $23.3 million, reducing our leverage ratio to 0.4x. Our strong balance sheet provides the financial support required to achieve our 2028 Fast Forward strategic plan, supporting critical planned investments in organic growth, while also providing the ability to evaluate future acquisition opportunities.

“Margin management remains a priority for us, with a strong focus on project pricing, productivity, and cost discipline. These actions combined to offset cost inflation in the quarter, resulting in modest improvement in net income and diluted earnings per share, while positioning us to maintain EBITDA margin in what is seasonally one of slowest quarters of the year.

“Within our Lighting segment, our team delivered a strong quarter, with sales growth of 15%, together with seventy basis points of adjusted EBITDA margin expansion, when compared to the prior-year period. The 15% second quarter sales growth follows 18% growth in the first quarter, with several factors contributing to our improving momentum, including the increased number of large project shipments, which doubled from the second quarter last year. Furthermore, our increased emphasis on national account opportunities continues to generate new customers and sustainable business. One specific account conversion resulted in a multi-million-dollar initial order to be fulfilled in the fiscal third quarter.

“Within the Display Solutions segment, we continue to maintain a high level of project execution across large, multi-year customer programs in the refueling/c-store and QSR verticals. Market activity in Mexico, which has been soft for several quarters, improved considerably in the second quarter, and is expected to remain at elevated levels into fiscal 2027.

“In the refueling/c-store vertical we recently onboarded multiple mid-sized projects with new customers, as we expand our service radius beyond larger programs, an approach we expect will contribute to more stable growth over time. Progress around new customer acquisitions is the result of recent investments we’ve made within targeted sales and marketing initiatives, actions that we anticipate will result in further market penetration.

“Importantly, our grocery vertical continues to stabilize, with demand patterns returning to seasonal levels after two years of significant disruption, “continued Clark. We continue to collaborate with customers on programs in the planning phase, to be released throughout the next eighteen months, the scope including both refrigerated and non-refrigerated product requirements.

“Customers continue to recognize the value of our broad service capabilities. For example, at one of our refueling/c-store customers, we are currently active at a record 140 sites, effectively positioning us as an extension of their organization. By bringing an integrated solutions offering to our customers, LSI is embedding its products – and technical service capabilities – which strengthens long-term customer relationships and accelerates the potential for cross-selling synergies.

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

“Entering the second half of fiscal 2026, we anticipate continued year-over-year revenue growth in our Lighting segment, together with resumption of growth within our Display Solutions segment. Exiting the fiscal second quarter, Lighting segment orders were 10% above prior year, resulting in a book-to-bill ratio above 1.0x. For Display Solutions, total orders increased 8%, supporting an improved backlog entering the fiscal third quarter. Specifically, grocery orders increased double-digits in the second quarter versus the prior year quarter reflecting a more normalized release of planned programs.

Clark concluded, “We remain confident in the secular growth outlook for our key vertical markets, while continuing to position LSI for above-market growth through a differentiated, solutions-based value proposition. During periods of fluctuating industry demand, we’ve demonstrated an ability to drive improved margin realization and remain committed to that focus. Moreover, we continue to retain significant balance sheet flexibility in support of our profitable growth objectives outlined within our Fast Forward plan, utilizing a return-centric approach to capital deployment.”

FISCAL 2026 SECOND QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Domestic Live:	877-407-4018
International Live:	201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through February 5, 2026:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13758040

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures advanced lighting, graphics, and display solutions across strategic vertical markets. The company’s American-made products, which include non-residential indoor and outdoor lighting, print graphics, digital graphics, refrigerated and custom displays, help create value for customer brands and enhance the consumer experience. LSI also provides comprehensive project management services in support of large-scale product rollouts. The company employs approximately 2,000 people at 19 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan or Bill Seymour

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

Three Months Ended December 31		(Unaudited)	Six Months Ended December 31
2025	2024	(In thousands, except per share data)	2025	2024
$147,002	$147,734	Net sales	$304,251	$285,829

109,495	112,804	Cost of products sold	226,534	217,147
68	69	Expense on step-up basis of acquired lease	136	136
5	-	Severance costs and restructuring costs	(130)	38

37,434	34,861	Gross profit	77,711	68,508

1,002	1,669	Long-term performance based compensation	2,284	2,853
(5)	-	Severance costs and restructuring costs	59	22
1,558	1,408	Amortization expense of acquired intangible assets	3,112	2,816
200	-	Acquisition costs	420	48
-	81	Consulting expense: commercial growth initiatives	-	81
25,814	23,244	Selling and administrative costs	51,999	45,098

8,865	8,459	Operating Income	19,837	17,590

(103)	382	Other (income) expense	427	322
573	728	Interest expense, net	1,320	1,603

8,395	7,349	Income before taxes	18,090	15,665

2,047	1,702	Income tax	4,478	3,336

$6,348	$5,647	Net income	$13,612	$12,329

		Weighted Average Common Shares Outstanding
31,157	29,930	Basic	30,803	29,761
32,004	30,876	Diluted	31,685	30,709

		Earnings Per Share
$0.20	$0.19	Basic	$0.44	$0.41
$0.20	$0.18	Diluted	$0.43	$0.40

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

	(amounts in thousands)
	Decmber 31	June 30,
	2025	2025
Current assets	$187,259	$194,166
Property, plant and equipment, net	30,372	31,154
Other assets	178,675	171,042
Total assets	$396,306	$396,362

Current maturities of long-term debt	$-	$3,571
Other current liabilities	87,175	93,778
Long-term debt	27,939	44,986
Other long-term liabilities	33,095	23,305
Shareholders' equity	248,097	230,722
	$396,306	$396,362

Three Months Ended December 31, 2025 Results

Net sales for the three months ended December 31, 2025, were $147.0 million compared to $147.7million the three months ended December 31, 2024. Lighting Segment net sales of $66.7 million increased 15% and Display Solutions Segment net sales of $80.3 million decreased 10% from last year’s second quarter net sales. Net income for the three months ended December 31, 2025, was $6.3 million, or $0.20 per share, compared to $5.6 million or $0.18 per share for the three months ended December 31, 2024. Earnings per share represents diluted earnings per share.

Six Months Ended December 31, 2025 Results

Net sales for the six months ended December 31, 2025, were $304.3 million representing a 6% increase from the six months ended December 31, 2024, net sales of $285.8 million. Lighting Segment net sales of $135.7 million increased 16% and Display Solutions Segment net sales of $168.5 million decreased less than 1 percent from last year’s net sales. Net income for the six months ended December 31, 2025, was $13.6 million, or $0.43 per share, compared to $12.3 million or $0.40 per share for the six months ended December 31, 2024. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at December 31, 2025, included current assets of $187.3 million, current liabilities of $87.2 million and working capital of $100.1 million, which includes cash of $6.4 million. The current ratio was 2.2 to 1. The balance sheet also included shareholders’ equity of $248.1 million and long-term debt of $27.9 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the second quarter of fiscal 2026, payable February 10, 2026, to shareholders of record as of the close of business on February 2, 2026. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and six months ended December 31, 2025, and 2024. Operating income, net income, and earnings per share, which exclude the impact of long-term performance-based compensation expense, the amortization expense of acquired intangible assets, commercial growth opportunity expense, acquisition costs, the lease expense on the step-up basis of acquired leases, and restructuring and severance costs, are non-GAAP financial measures. We further note that while the amortization expense of acquired intangible assets is excluded from the measures, the revenue of the acquired companies is reflected in the measures and the acquired assets contribute to revenue generation. We exclude these items because we believe they are not representative of the ongoing results of the operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, Free Cash Flow, and organic sales growth. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, Net Debt to Adjusted EBITDA, and organic sales growth.

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

Three Months Ended December 31			(Unaudited)	Six Months Ended December 31
2025	2024	% Change	(In thousands, except per share data)	2025	2024	% Change
$147,002	$147,734		Net sales	$304,251	$285,829	6%

8,865	8,459	5%	Operating income as reported	19,837	17,590	13%

1,002	1,669		Long-term performance based compensation	2,284	2,853
-	81		Consulting expense: commercial growth initiatives	-	81
200	-		Acquisition costs	420	48
1,558	1,408		Amortization expense of acquired intangible assets	3,112	2,816
68	69		Expense on step-up basis of acquired lease	136	136
-	-		Severance costs and Restructuring costs	(71)	60

$11,693	$11,686	-	Operating income as adjusted	$25,718	$23,584	9%

$6,348	$5,647	12%	Net income as reported	$13,612	$12,329	10%

$8,438	$7,996	6%	Net income as adjusted	$18,169	$15,977	14%

$0.20	$0.18	8%	Earnings per share (diluted) as reported	$0.43	$0.40	7%

$0.26	$0.26	2%	Earnings per share (diluted) as adjusted	$0.57	$0.52	10%

Three Months Ended					Six Months Ended
December 31					December 31
2025		2024		(In thousands, except per share data)	2025		2024
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$6,348	$0.20	$5,647	$0.18	Net income as reported	$13,612	$0.43	$12,329	$0.40

713	0.02	1,294	0.04	Long-term performance based compensation	1,667	$0.05	2,161	0.07

1,159	0.04	1,090	0.04	Amortization expense of acquired intangible assets	2,276	$0.07	2,132	0.07

-	-	62	-	Consulting expense: commercial growth initiatives	-	$-	62	-

-	-	-	-	Severance costs and Restructuring costs	(53)	$-	45	-

142	$-	-	-	Acquisition costs	307	$0.01	50	-

48	-	53	-	Expense on step-up basis of acquired lease	99	$-	103	0.01

28	-	-	-	Foreign currency transaction loss on intercompany loan	354	$0.01	-	-

-	$-	(150)	-	Tax rate difference between reported and adjusted net income	(93)	$-	(905)	(0.03)

$8,438	$0.26	$7,996	$0.26	Net income adjusted	$18,169	$0.57	$15,977	$0.52

The foreign currency transaction loss on intercompany loan relates to an intercompany loan established as a result of the acquisition Canada’s Best Holdings as a method to repatriate cash generated in Canada to the Unites States without being subject to a withholding penalty.

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

Three Months Ended			(Unaudited; In thousands)	Six Months Ended
December 31			Net Income to Adjusted EBITDA	December 31
2025	2024	% Change		2025	2024	% Change
$6,348	$5,647		Net income as reported	$13,612	$12,329
2,047	1,702		Income tax	4,478	3,336
573	728		Interest expense, net	1,320	1,603
(103)	382		Other (income) expense	427	322
$8,865	$8,459	5%	Operating Income as reported	$19,837	$17,590	13%

3,227	3,018		Depreciation and amortization	6,427	5,958
$12,092	$11,477	5%	EBITDA	$26,264	$23,548	12%

1,002	1,669		Long-term performance based compensation	2,284	2,853
-	81		Consulting expense: commercial growth initiatives	-	81
200	-		Acquisition costs	420	48
68	69		Expense on step-up basis of acquired lease	136	136
-	-		Severance costs and Restructuring costs	(71)	60
$13,362	$13,296	0%	Adjusted EBITDA	$29,033	$26,726	9%
9.1%	9.0%		Adjusted EBITDA as a percentage of sales	9.5%	9.4%

Three Months Ended			(Unaudited; In thousands)	Six Months Ended
December 31			Free Cash Flow	December 31
2025	2024	% Change		2025	2024	% Change
$24,984	$9,891	153%	Cash flow from operations	$25,659	$21,737	18%

(1,684)	(1,066)		Capital expenditures	(2,651)	(1,825)
$23,300	$8,825	164%	Free cash flow	$23,008	$19,912	16%

Net Debt to Adjusted EBITDA Ratio	December 31,
(amounts in thousands)	2025	2024
Current maturity of debt	$-	$3,571
Long-term debt	27,939	34,615
Total debt	$27,939	$38,186
Less: cash	(6,407)	(4,712)
Net debt	$21,532	$33,474
Adjusted EBITDA - trailing twelve months	$57,286	$52,006
Net debt to adjusted EBITDA ratio	0.4	0.6

LSI Industries Fiscal 2026 Second Quarter Results

January 22, 2026

	Second Quarter
Organic compared to Inorganic Sales	Q2 2026	Q2 2025	% Variance

Lighting Segment	$66,673	$58,210	15%
Display Solutions Segment
- Comparable Display Solutions Sales	74,001	89,524	-17%
- Canada's Best	6,328	-
Total Display Solutions Sales	$80,329	$89,524	-10%
Total net sales	$147,002	$147,734	-
Less:
Canada's Best Holdings	6,328	-
Total organic net sales	$140,674	$147,734	-5%

	Year-to-Date
Organic compared to Inorganic Sales	Q2 2026	Q2 2025	% Variance

Lighting Segment	$135,726	$116,646	16%
Display Solutions Segment
- Comparable Display Solutions Sales	153,278	169,183	-9%
- Canada's Best	15,247	-
Total Display Solutions Sales	$168,525	$169,183	-
Total net sales	$304,251	$285,829	6%
Less:
Canada's Best Holdings	15,247	-
Total organic net sales	$289,004	$285,829	1%